Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David A. Slack, Chief Financial Officer
Barry R. Hollingsworth, Investor Relations
(708) 867-9600

Stratos International Announces Second Quarter Results

Reports Q2 Sales of $18 Million

CHICAGO, Dec 7 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), a leading provider of optoelectronic, fiber optic, and radio frequency (RF) and microwave subsystems and components, today announced financial results for its second quarter of fiscal 2005, ended October 31, 2004.

Sales for the second quarter of fiscal 2005 were $18.2 million, consistent with the revised guidance provided by the Company in its press release on November 5. The Company also recorded license fees and royalty income of $1.5 million in the second quarter of fiscal 2005.

For comparison, first quarter fiscal 2005 revenue for the three months ended July 31, 2004 was $21.0 million. First quarter fiscal 2005 license fees and royalty income for the three months ended July 31, 2004 was $2.8 million. Second quarter fiscal 2004 revenue for the three months ended October 31, 2003 was $7.1 million.

Financial results include operating results of Sterling Holding Company from the date of its acquisition on November 6, 2003. The merger with Sterling provided Stratos with two leading brands, Trompeter and Semflex, a suite of highly profitable and complementary specialty RF and microwave products, and an expanded customer base and strong sales channels.

“The sequential decline in revenue was primarily due to soft market demand for transceiver sales to Telecom and enterprise customers, coupled with the returns of a specific transceiver sold to one customer. Our balance sheet remains healthy with approximately $37 million of cash and short-term investments at quarter end,” said David Slack, Chief Financial Officer.

The net loss attributable to common shareholders for the second quarter of fiscal 2005 was $4.1 million, or $0.30 per share. By comparison, the Company reported a net loss attributable to common shareholders of $7.5 million or $1.02 per share for the second quarter of fiscal 2004, and a net loss attributable to common shareholders of $480,000, or $0.04 per share for the first quarter of fiscal 2005.

Sales for the six months ended October 31, 2004 were $39.2 million, compared to $13.7 million for the same period last year. License fees and royalty income for the first six months in fiscal 2005 was $4.3 million, compared to $619,000 in the comparable period of the prior fiscal year. The net loss attributable to common shareholders for the first six months ended October 31, 2004 was $4.6 million or $0.34 per share compared to $14.8 million or $2.00 per share for the same period last year.

In May, Stratos International announced its decision to explore various strategic alternatives to maximize shareholder value, including the possible sale of the Company. The Company has retained CIBC World Markets Corp. as its exclusive financial advisor. There is no assurance that a transaction will result involving the Company. In the meantime, the Company expects to continue operations as usual by seeking new business, developing new products and working with customers to maintain a high level of customer service.

Webcast/Conference Call

Stratos International will host a live audio webcast and conference call on Tuesday, December 7, 2004 at 5:00 pm EDT. Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the Stratos International website at http://www.stratoslightwave.com .. David A. Slack, Chief Financial Officer, will discuss the Company’s earnings and operations. A replay of the conference call will be available for 48 hours beginning at 7:00 pm EDT. The replay number is (706) 645-9291 with a conference ID of 2332535. A webcast replay will also be available on the Company’s website.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company is a market leader in several niches including high margin specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company’s dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: http://www.stratoslightwave.com.

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2004	2003	2004	2003
Revenue:
Net sales	$18,181	$7,111	$39,204	$13,682
License fees and royalties	1,493	113	4,276	619
Total	19,674	7,224	43,480	14,301
Costs and expenses:
Cost of products sold	12,439	8,020	26,253	15,498
Research and development	2,422	1,807	4,828	4,697
Sales and marketing	2,610	1,327	5,419	2,845
General and administrative	6,267	3,775	11,501	6,473
Total costs and expenses	23,738	14,929	48,001	29,513
Loss from operations	(4,064)	(7,705)	(4,521)	(15,212)
Investment income	65	184	129	423
Loss before income taxes	(3,999)	(7,521)	(4,392)	(14,789)
Provision (credit) for income taxes	—	—	—	—
Net loss	(3,999)	(7,521)	(4,392)	(14,789)
Preferred Stock Dividends	$(88)	$—	$(175)	$—
Net loss attributable to Common shareholders	$(4,087)	$(7,521)	$(4,567)	$(14,789)
Net loss per share, basic and diluted :
Net loss	$(0.30)	$(1.02)	$(0.33)	$(2.00)
Preferred stock dividend requirement	—	—	(0.01)	—
Net loss per share attributable to common shareholders	$(0.30)	$(1.02)	$(0.34)	$(2.00)
Weighted average number of Common Shares outstanding:
Basic	13,548,922	7,392,495	13,541,547	7,378,408
Diluted	13,548,922	7,392,495	13,541,547	7,378,408

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 31
	2004	April 30
	(Unaudited)	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,388	$15,501
Short term investments	9,247	21,488
Accounts receivable — net	10,703	12,544
Inventories	16,871	15,964
Recoverable income taxes	4,212	4,176
Prepaid expenses	1,235	1,326
TOTAL CURRENT ASSETS	69,656	70,999
PROPERTY, PLANT AND EQUIPMENT	89,678	91,530
Less allowances for depreciation	65,848	64,574
NET PROPERTY, PLANT AND EQUIPMENT	23,830	26,956
OTHER ASSETS
Goodwill and other long lived assets	6,110	6,110
Intangible assets, net of amortization	14,036	14,665
Assets held for sale	2,988	4,441
Other	6,043	5,879
TOTAL OTHER ASSETS	29,177	31,095
TOTAL ASSETS	$122,663	$129,050
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,044	$8,422
Current portion of long-term debt	1,766	2,230
Other current liabilities	8,153	7,373
TOTAL CURRENT LIABILITIES	16,963	18,025
OTHER LIABILITIES
Long term debt	—	801
Deferred Income Taxes	445	445
Redeemable Preferred Stock	5,000	5,000
SHAREHOLDERS’ EQUITY
Common Stock	142	143
Paid in capital	318,629	319,212
Accumulated deficit	(215,201)	(210,633)
Unearned Compensation	(2,796)	(3,809)
Treasury Stock	(248)	(248)
Foreign Currency Translation Adjustment	(271)	114
TOTAL SHAREHOLDERS’ EQUITY	100,255	104,779
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$122,663	$129,050